UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2016

STRATA SKIN SCIENCES, INC.
(Exact Name of Registrant Specified in Charter)

Delaware	000-51481	13-3986004
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   215-619-3200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
On December 30, 2015, the Company entered into a $12.0 million credit facility (the "Credit Facility") pursuant to a Credit and Security Agreement (the "Agreement") and related financing documents with MidCap Financial Trust ("MidCap") and the lenders listed therein, which the Company previously reported in a Form 8-K current report filed with the Securities and Exchange Commission on January 5, 2016.  Under the Agreement, the Credit Facility may be drawn down in two tranches, the first of which was drawn for $10.5 million on December 30, 2015.  The proceeds of this first tranche were used to repay $10 million principal amount of short-term senior secured promissory notes, plus associated interest, loan fees and expenses.  The second tranche may be drawn after January 1, 2016.  The Company's obligations under the credit facility are secured by a first priority lien on all of the Company's assets.
On January 29,  2016, the Company drew down the second tranche under the Credit Facility in the amount of $1.5 million.  The Company has, therefore, drawn down the total amount of the $12.0 million available under the Credit Facility.
Item 3.02.                    Unregistered Sales of Equity Securities.
In connection with the draw down of the second tranche under the Credit Facility, the Company issued to the lenders warrants to purchase an aggregate of 99,057 shares of the Company's common stock at an exercise price of $1.06 per share, which equals the VWAP for the ten-day period prior to the January 29, 2016 closing date.  The warrants are exercisable for five years from the date of issuance.  The Warrants have not been registered under the Securities Act of 1933, as amended (the "Act"), pursuant to the exemption under Section 4(a)(2) of the Act.

Item 9.01.                          Financial Statements and Exhibits.

Exhibit No.                        Exhibit Description
10.1	Warrant to purchase 74,293 shares of the Company's common stock issued January 29, 2016 issued to MidCap.
10.2	Warrant to purchase 24,764 shares of the Company's common stock issued January 29, 2016 to Lender under the Credit Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
STRATA SKIN SCIENCES, INC.
By:	/s/ Michael R. Stewart
Michael R. Stewart
President and Chief Executive Officer

Date:  February 1, 2016